Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Digital Reports 8% Year-over-Year Revenue Growth and 5% Sequential Revenue Growth for the Third Quarter 2024

Consolidated Gross Margins of 28.5% Set a New Mastech Digital Record for the Quarter

PITTSBURGH, PA – November 6, 2024 - Mastech Digital, Inc. (NYSE American: MHH), a leading provider of Digital Transformation IT Services, announced today its financial results for the third quarter ended September 30, 2024.

Third Quarter 2024 Highlights:

•

Total consolidated revenues increased by $4.1 million on a year-over-year basis and by $2.3 million on a sequential quarterly basis to $51.8 million and represented our third consecutive quarter of revenue growth;

•

The Company’s Data and Analytics Services segment reported revenues of $9.4 million, which were 17% higher than revenues in the third quarter of 2023 and 6% higher on a sequential basis from the second quarter of 2024;

•

The IT Staffing Services segment delivered revenues of $42.4 million, achieving year-over-year growth of 7% and sequential quarterly growth of 4% when compared to revenues reported in the second quarter of 2024;

•	Gross margins achieved during the third quarter of 2024 were a Company performance record 28.5%, surpassing our previous gross margin record from the previous quarter;

•	GAAP diluted earnings per share was $0.16 in the third quarter of 2024, versus $0.01 in the third quarter of 2023 and $0.12 in the second quarter of 2024; and

•	Non-GAAP diluted earnings per share was $0.23 in the third quarter of 2024, versus $0.11 in the third quarter of 2023 and $0.19 in the second quarter of 2024.

Third Quarter Results:

Revenues for the third quarter of 2024 totaled $51.8 million, compared to $47.8 million during the corresponding quarter of 2023. Gross profits in the third quarter of 2024 were $14.8 million, compared to $12.6 million in the same quarter of 2023. Gross margins improved to a Company performance record 28.5% in the 2024 third quarter, versus 26.3% in the 2023 third quarter. GAAP net income for the third quarter of 2024 totaled $1.9 million or $0.16 per diluted share, compared to $125,000 or $0.01 per diluted share, during the same period of 2023. Non-GAAP net income for the third quarter of 2024 totaled $2.8 million or $0.23 per diluted share compared to $1.3 million, or $0.11 per diluted share, in the third quarter of 2023.

Activity levels at the Company’s Data and Analytics Services segment continued to be solid in the third quarter of 2024. Order bookings totaled $11.1 million during the quarter, as the Company saw numerous existing clients increase spending due to an improved economic outlook. This bookings performance exceeded our 2023 third quarter bookings by $6 million. Our IT Staffing Services clients have also shown a willingness to start new assignments during 2024 compared to the previous year, as we grew our billable consultant base by 13% over the first nine months of 2024.

Vivek Gupta, the Company’s President and Chief Executive Officer, stated: “The third quarter of 2024 was a continuation of the positive momentum that we experienced during the first half of the year. A healthier macro-economic outlook and increased operational efficiencies within both of our business segments have elevated our demand trajectory in 2024. Additionally, our higher gross margin performance has highlighted several upgrades we made to the delivery-side of our organization during the year. In summary, I’m excited about our third quarter 2024 financial performance and the opportunities that we have in front of us.”

Commenting on the Company’s financial position, Jack Cronin, Mastech Digital’s Chief Financial Officer, stated: “On September 30, 2024, we had $23.9 million of cash balances on hand, no bank debt, and borrowing availability of approximately $25 million under our revolving credit facility. Our Days Sales Outstanding (DSO) measurement was a healthy 55 days on September 30, 2024. Our free cash flow for the first nine months of 2024 totaled $2.3 million and included $4.3 million of funding investments in operating working capital levels to support revenue growth.”

About Mastech Digital, Inc.:

Mastech Digital (NYSE American: MHH) is a leading provider of Digital Transformation IT Services. The Company offers Data Management and Analytics Solutions, Digital Learning, and IT Staffing Services with a Digital First approach. A minority-owned enterprise, Mastech Digital is headquartered in Pittsburgh, PA, with offices across the U.S., Canada, Europe, and India.

Use of Non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT, our July 2017 acquisition of the services division of InfoTrellis, Inc. and our October 2020 acquisition of AmberLeaf Partners. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expenses related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions, and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Settlement reserve on employment-related claim, net of recoveries: In the second quarter of 2023, we recognized a pre-tax reserve of $3.1 million related to an employment claim asserted by a former employee who alleged various employment-related claims against the Company, including a claim of wrongful termination. During the third quarter of 2023, we formally settled this claim in accordance with the economic terms and conditions that were reflected in our second quarter 2023 financial statements. We have excluded this reserve in our non-GAAP financial measures because we believe it is not indicative of our ongoing operating performance and thus its exclusion allows investors to make more meaningful comparison between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections, and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of and statements regarding the Company’s ability to generate revenues, earnings, and cash flow. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecasted in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for the Company’s services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market and general economic conditions that could cause the Company’s customers to reduce their spending for its services, the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, the extent to which the Company’s business is adversely affected by the impacts of the COVID-19 pandemic or any other pandemics or outbreaks disrupting day-to-day activities and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2023.

# # #

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Digital, Inc.

888.330.5497

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$23,885	$21,147
Accounts receivable, net	34,054	29,815
Prepaid and other current assets	7,876	5,501

Total current assets	65,815	56,463
Equipment, enterprise software and leasehold improvements, net	2,083	1,913
Operating lease right-of-use assets, net	4,147	5,106
Deferred income taxes	607	793
Deferred financing costs, net	213	284
Non-current deposits	452	457
Goodwill, net of impairment	27,210	27,210
Intangible assets, net of amortization	10,958	13,001

Total assets	$111,485	$105,227

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,636	$4,659
Current portion of operating lease liability	1,257	1,236
Accrued payroll and related costs	14,717	12,354
Other accrued liabilities	1,491	1,622

Total current liabilities	22,101	19,871
Long-term liabilities:
Long-term operating lease liability, less current portion	2,857	3,843
Long-term accrued income taxes	—	69

Total liabilities	24,958	23,783
Shareholders’ equity:
Common stock, par value $0.01 per share	134	133
Additional paid-in capital	37,473	35,345
Retained earnings	55,520	52,415
Accumulated other comprehensive income (loss)	(1,715)	(1,644)
Treasury stock, at cost	(4,885)	(4,805)

Total shareholders’ equity	86,527	81,444

Total liabilities and shareholders’ equity	$111,485	$105,227

MASTECH DIGITAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2024	2023	2024	2023
Revenues	$51,839	$47,779	$148,196	$155,046
Cost of revenues	37,068	35,213	107,314	115,354

Gross profit	14,771	12,566	40,882	39,692
Selling, general and administrative expenses:
Operating expenses	12,332	12,615	37,156	38,937
Employment-related claim, net of recoveries	—	—	—	3,100

Total selling, general and administrative expenses	12,332	12,615	37,156	42,037

Income (loss) from operations	2,439	(49)	3,726	(2,345)
Other income/(expense), net	133	203	373	200

Income (loss) before income taxes	2,572	154	4,099	(2,145)
Income tax expense (benefit)	697	29	994	(358)

Net income (loss)	$1,875	$125	$3,105	$(1,787)

Earnings (loss) per share:
Basic	$0.16	$0.01	$0.27	$(0.15)
Diluted	$0.16	$0.01	$0.26	$(0.15)
Weighted average common shares outstanding:
Basic	11,695	11,597	11,654	11,618

Diluted	12,011	11,968	11,949	11,618

MASTECH DIGITAL, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2024	2023	2024	2023
GAAP Net Income (Loss)	$1,875	$125	$3,105	$(1,787)
Adjustments:
Amortization of acquired intangible assets	657	693	2,043	2,079
Stock-based compensation	542	824	1,553	2,501
Employment-related claim, net of recoveries	—	—	—	3,100
Income tax adjustments	(305)	(385)	(920)	(1,944)

Non-GAAP Net Income	$2,769	$1,257	$5,781	$3,949

GAAP Diluted Earnings (Loss) Per Share	$0.16	$0.01	$0.26	$(0.15)

Non-GAAP Diluted Earnings Per Share	$0.23	$0.11	$0.48	$0.33

Weighted average common shares outstanding:
GAAP Diluted Shares	12,011	11,968	11,949	11,618

Non-GAAP Diluted Shares	12,011	11,968	11,949	11,998

MASTECH DIGITAL, INC.

SUPPLEMENTAL FINANCIAL INFORMATION

(Amounts in thousands)

(Unaudited)

	Three Months ended September 30,		Nine Months ended September 30,
	2024	2023	2024	2023
Revenues:
Data and analytics services	$9,398	$8,038	$26,341	$26,206
IT staffing services	42,441	39,741	121,855	128,840

Total revenues	$51,839	$47,779	$148,196	$155,046

Gross Margin %:
Data and analytics services	50.7%	45.8%	48.9%	43.1%
IT staffing services	23.6%	22.4%	23.0%	22.0%

Total gross margin %	28.5%	26.3%	27.6%	25.6%

Segment Operating Income:
Data and analytics services	$1,145	$(832)	$1,435	$(2,393)
IT staffing services	1,951	1,476	4,334	5,227

Subtotal	3,096	644	5,769	2,834

Amortization of acquired intangible assets	(657)	(693)	(2,043)	(2,079)
Employment-related claim, net of recoveries	—	—	—	(3,100)
Interest income (expense) and other, net	133	203	373	200

Income before income taxes	$2,572	$154	$4,099	$(2,145)